SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report: June 11, 2008
Date of earliest event reported: June 9, 2008
MARTHA STEWART LIVING OMNIMEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-15395 (Commission File Number)	52-2187059 (IRS Employer Identification Number)

11 West 42nd Street New York, NY (Address of principal executive offices)		10036 (Zip Code)
(212) 827-8000
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On June 11, 2008, Martha Stewart Living Omnimedia, Inc. (the “Company”) announced that Susan Lyne, President, Chief Executive Officer and a director of the Company resigned from her positions as President and Chief Executive Officer of the Company. She will remain with the Company as an advisor for a period of 30 days to ensure a transition for the Co-Chief Executive Officers, and will continue to serve as a director through the transitional period. No disagreements with the Company were cited by Ms. Lyne in connection with her intention to resign her posts.
     On June 11, 2008, the Company also announced that Wenda Harris Millard, the Company’s President of Media, and Robin Marino, the Company’s President of Merchandising, are being promoted to share the office and responsibilities of the office of Chief Executive Officer, reporting to Charles Koppelman, Chairman of the Board of Directors. The Company has not yet revised the employment arrangements with either Ms. Harris Millard or Ms. Marino.
     In connection with the elevation of Ms. Harris Millard and Ms. Marino, the Board of Directors has authorized the creation of a new Office of the Chairman. The Office of the Chairman is an advisory committee intended to focus on the strategic direction of the Company and to formalize the Company’s collaborative management processes. The Office of the Chairman will be comprised of Ms. Harris Millard and Ms. Marino as Co-Chief Executive Officers, Mr. Koppelman, the Chairman of the Board, Ms. Stewart, the Company’s Founder, and Ms. Towey, the Company’s Chief Creative Officer. For biographical information of the Co-Chief Executive Officers and other members of the Office of the Chairman, see the Company’s Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 7, 2008.
     The press release addressing these developments is attached as an exhibit to this Form 8-K.
     On June 10, 2008, the Company entered into a separation agreement and related waiver and release of claims with Susan Lyne (collectively, the “Separation Agreement”). The Separation Agreement provides that Ms. Lyne resign as the Company’s President and Chief Executive Officer, and continue to serve as an advisor for a period of 30 days to effect an orderly transition. Ms Lyne will remain as a member of the Board of Directors during that transitional period. The Separation Agreement provides that on the last day of Ms. Lyne’s service as an advisor, the Company will pay Ms. Lyne her unpaid salary and accrued vacation time through the last day of employment; her salary from the last day of her employment through the end of the year; a portion of her annual bonus in the amount of $540,000; and reasonable attorneys’ fees incurred in connection with the Separation Agreement in an amount not to exceed $15,000. Ms. Lyne will receive the balance of her 2008 bonus, if any, when calculated and paid by the Company to other employees but not later than March 15, 2009. The Company will reimburse her for COBRA costs in an amount equal to the amount the Company would have paid for a period not to exceed 18 months or until such earlier time as she becomes eligible for coverage from another employer, as well as for any unpaid or forfeited Company 401(k) contributions.
     The Separation Agreement amends certain provisions of Ms. Lyne’s original employment agreement with the Company dated November 11, 2004 (the “Employment Agreement”). These amendments provide for the elimination of the termination payments provided in Section 9 of the Employment Agreement; the elimination of the noncompetition provision in Section 10(b) of the Employment Agreement; the extension of the nonsolicitation provision in Section 10(c) of the Employment Agreement to a period of 24 months; and the perpetual extension of the nondisparagement provision in Section 10(d) of the Employment Agreement.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

     On July 9, 2008, the Company amended Sections 4.1 and 4.3 of its By-Laws to provide that one or more persons can hold the office of Chief Executive Officer. The Company also amended Sections 4.1 and 4.4 of its By-Laws to provide that a President is not a required officer, which the By-Laws previously provided, and that one or more persons could be President in the future. These amendments to the Company’s By-Laws were effective immediately.
     The foregoing description of the amendments to the Company’s By-Laws does not purport to be complete and is qualified in its entirety by reference to the text of the amendments themselves, a copy of which is attached hereto as Exhibit 3.2 and is incorporated herein by reference into this Item 5.03.

ITEM 9.01	Financial Statements and Exhibits.

(d)	Exhibit	Description
	3.2	Amendment and Restatement of Article IV, Sections 4.1, 4.3 and 4.4 of By-Laws of Martha Stewart Living Omnimedia, Inc.

	99.1	Martha Stewart Living Omnimedia, Inc. Press Release dated June 11, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARTHA STEWART LIVING OMNIMEDIA, INC.
Date: June 11, 2008	By:	/s/ Howard Hochhauser
Howard Hochhauser
Chief Financial Officer

INDEX OF EXHIBITS

Exhibit	Description
3.2	Amendment and Restatement of Article IV, Sections 4.1, 4.3 and 4.4 of By-Laws of Martha Stewart Living Omnimedia, Inc.

99.1	Martha Stewart Living Omnimedia, Inc. Press Release dated June 11, 2008